THOMSON HORSTMANN & BRYANT, INC.

CODE OF ETHICS (7/5/05)

A.	Introduction

Thomson Horstmann & Bryant, Inc. (“THB” or the “Firm”) has a fiduciary duty to its investment clients to act solely for their benefit, and therefore, it has adopted the following Code of Ethics (“Code”) designed to avoid potential conflicts of interest and to prevent any conduct in breach of this duty. Accordingly, THB will distribute a copy of the Code to each person who is or becomes an “advisory representative” (as defined below) of the Firm.

B.	Statement of Policy

It is the policy of the Firm to establish such rules and guidelines of conduct to prevent actual or potential conflicts, and to prevent any violations of legal or other duties to clients.

Federal and state securities laws govern the conduct of investment advisors. These laws impose specific record-keeping requirements and prohibit certain conduct. Federal and state securities laws also prohibit anyone from engaging in insider trading and other fraudulent acts and practices. Because of the nature of the Firm’s business, its advisory representatives may be exposed to information which constitutes inside information, the use of which for the financial benefit of the advisory representatives, their “tippees” or clients is proscribed by federal law. In addition to the Firm’s fiduciary duty to its clients which requires each advisory representative to act solely for the benefit of the clients, advisory representatives also have a duty to act in the best interests of the firm. Finally, it is in the best of interests of THB to avoid potential conflicts of interest in the conduct of our advisory representatives.

As a result of these aspects of the Firm’s business, this Code has been adopted. While it is impossible to define all situations which might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the firm’s advisory representatives can minimize their and the Firm’s potential exposure to violations of laws governing securities transactions and fiduciary relationships.

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge, by the firm. Adherence to the Code is considered a basic condition of your employment with the firm. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, who is identified in Attachment A to this Code (and is referred to hereinafter as the “Compliance Officer”.) Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the Compliance Officer.

C.	Prohibition on the Use of Inside Information

No advisory representatives of the Firm shall make use of material, non-public (“inside”) information1 concerning any company, nor shall any advisory representative of the Firm disclose any such inside information to other persons, including clients of the Firm, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the “’34 Act”). Every advisory representative shall keep confidential any information communicated to such advisory representative, including all information related to securities recommendations and investment decisions being made by the Firm. No advisory representative shall, in violation of the ’34 Act, direct trades in securities for accounts of investment advisory clients as to which the Firm, or either of its divisions, has discretionary authority while the Firm is in possession of inside information. Such use, disclosure or trades may subject both the advisory representative and the Firm to substantial legal penalties under the ’34 Act and other laws.

An advisory representative, who comes to possess or believes that he or she may have come to possess inside information concerning any company, shall discuss such information with the Compliance Officer who along with the compliance committee as designated from time to time by the Firm (the “Compliance Committee”) shall determine whether use of such information would violate the ’34 Act or other laws. If the Compliance Officer along with the Compliance Committee determines that it would, he shall notify all advisory representatives that they are prohibited from disclosing to other persons (“tippees”) inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of clients until further notice. The Compliance Officer shall, on a quarterly basis, review such confirmations as well as records of trades for clients’ accounts in order to determine whether the provisions of this Section C are being complied with.

D.	Restrictions on Securities Transactions

Essentially, the Code prohibits advisory representatives from engaging in Personal Securities Transactions (as defined below) involving securities that the firm is trading or contemplating trading for clients’ accounts. No advisory representative may engage in Personal Securities Transactions involving any securities which are:

1.	on THB’s Restricted List as described in Section E;
2.	subject to THB’s Blackout Period described in Section F;
3.	securities of any corporation of which 10% or more of the outstanding shares in the aggregate are held in portfolios managed by the firm.

_________________________

1 is information which has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

In addition to the prohibitions listed above, advisory representatives may not profit in the purchase and sale, or sale and purchase, of the same security within 10 business days. Any profits realized on such short-term trades shall be subject to disgorgement to a savings accounts maintained by THB for the purpose of charitable donations.

The prohibition in this Section of the Code, however, does not extend to U.S. Government securities, banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments and shares of open-end investment companies (mutual funds) (“Exempt Securities”). Also, unless short sales, options, and margin transactions involve securities that fall within the above prohibitions, advisory representatives may engage in such transactions. Any advisory representative engaging in such transactions should recognize the danger of being “frozen” because of the general restrictions which apply to Personal Securities Transactions as noted above.

THB employees may not purchase securities in IPOs except in the following circumstances: (1) in IPOs for mutual institutions where they have been a member and have been given non-transferable subscription rights to purchase common stock in the IPO based on their member status, and (2) in IPOs for spin-off companies where they have been a shareholder of the prior “parent” company and have been given non-transferable subscription rights to purchase common stock in the IPO based on their shareholder status; and (3) Pursuant to NASD Rule 2790.

Any advisory representative who feels that the above prohibitions create a particular hardship for him or her in a particular case should discuss the facts with the Compliance Officer and principals of the Firm identified in Exhibit A (the “Principals”). In specific cases of extreme hardship, an exception may be granted if the interests of the Firm’s clients permit.

For the purpose of this Code, an “advisory representative” refers to advisory representatives of THB who, in the course of their regular functions or duties, participate in the process of purchasing or selling securities, or participate in making recommendations or obtaining information with respect to the purchase or sale of securities, on behalf of any of THB’s clients or related investment vehicles as such advisory representatives are identified in Appendix I.

For the purpose of this Code, “Personal Securities Transactions” include securities transactions for your own account or transactions for other accounts in which you have “beneficial interest,” unless you have no direct or indirect influence or control over the account or the transaction. “Beneficial interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An advisory representative is deemed to have a beneficial interest in securities owned by members of his or her immediate family.2 Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an advisory representative has a beneficial interest in a security should be brought to the attention of the Compliance Officer.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment advisory clients or with respect to your position as an officer or advisory representative of any division of the firm. In this regard, your attention is directed to Sections K and L, “Other Conflicts of Interest,” and “Other Transactions,” respectively, which do apply to such situations.

E.	Restricted List

THB shall maintain a list of securities (with an issue date) in which trading activities shall be restricted (the “Restricted List”). The Compliance Officer or his designee along with the Compliance Committee shall place securities on the Restricted List when THB (i) receives material non-public information regarding those securities or (ii) is monitoring such securities in connection with considering such securities for purchase or sale on behalf of THB clients. All advisory representatives will be responsible for notifying the Compliance Officer or his designee about securities that should be placed on the Restricted List. The Compliance Officer or his designee along with the Compliance Committee shall remove securities from the Restricted List when (i) material information relating to the securities is public and (ii) THB is not monitoring such securities in connection with considering them for purchase or sale on behalf of the THB clients. The Compliance Officer or his designee shall update the Restricted List on a weekly basis, or more frequently as necessary. A copy of each Restricted List generated shall be maintained in an easily accessible place by THB for a period of not less than six years, the first two years in THB’s offices.

Prior to making any purchase or sale of any security, whether on their own or others’ behalf, all advisory representatives must first check to see whether such security appears on the Restricted List. If the security is included on the Restricted List, then the advisory representative may not purchase such security. If the advisory representative

_________________________

2 family" of an advisory representative means any of the following persons who reside in the same household as the advisory representative: spouse, child, parent, grandparent, stepchild, grandchild, sibling, son-in-law, daughter-in-law and brother-in-law. Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) that the Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

already owns the security, he or she may not sell it without the prior approval of the Compliance Committee. An advisory representative wishing to sell a security on the Restricted List shall submit to the Compliance Officer written notification of the proposed sale containing (1) name and trading symbol of the security, (2) number of shares or face amount of the security, and (3) the proposed sale date. In approving or denying the transaction, the Compliance Committee, shall apply the same factors set forth in Section G.

F.	Blackout Period

1.            Without approval (see form entitled Buy or Sell Order for Advisory Representative Personal Account (the “Form”) as attached Exhibit B hereto), an advisory representative of an applicable THB entity may not buy or sell a security (including a security in a limited offering) for an investment entity or investment account over which the advisory representative exercises investment discretion as identified in Appendix I when (i) a security is being considered for the purchase or sale or is otherwise subject to an outstanding order, (ii) a trade is being made or will be made that day, or (iii) during the two (2) business days before or following a trade in that security. In addition, if the Firm otherwise anticipates trading in the security, the trade may be denied. This provision specifically excludes “maintenance trades” any trades effected by portfolio managers for specific accounts. Maintenance trades typically occur to get portfolios in line with guidelines, raise cash for specific purposes, etc.

2.            An advisory representative wishing to sell a security during the aforementioned Blackout Period shall submit to the Compliance Officer written notification of the proposed sale containing (1) name and trading symbol of the security, (2) number of shares or face amount of the security, and (3) the proposed sale date. In approving or denying the transaction, the Compliance Officer, shall apply the same factors set forth in Section G.

G.	Clearance of Personal Securities Transactions

1.            All THB employees, must receive prior written approval from the Firm’s Review Officer before purchasing or selling securities in an account that such Access person has beneficial ownership. The Access person should request pre-clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form (Exhibit B) to the Review Officer.

Pre-clearance approval will expire at the close of business on the trading date on which authorization is received. If the trade is not completed before such pre-clearance expires, the Access person is required to again obtain pre-clearance for the trade. In addition, if an Access person becomes aware of any additional information with respect to a transaction that was precleared, such person is obligated to disclose such information to the appropriate Review Officer prior to executing the precleared transaction.

2.            The Compliance Committee may exercise discretion to approve a trade and/or make an exception to this Code if, for example, it appears that:

1.	The potential harm to the Firm’s client is remote;
2.	The trade is unlikely to affect the large capitalization stock or a highly institutionalized market;
3.	The trade is clearly not related economically to securities to be purchased, sold or held by any of the Firm’s clients and/or;
4.

At the discretion of the Compliance Committee, a Firm trade is being made in a security only to size-up or size-down an account (due to deposits and/or withdraw), if such a trade is deemed immaterial considering all relevant facts.

3.            Approvals will be granted at the discretion of the Compliance Commitee. In determining whether to approve the trade, the Compliance Committee will take into account completed and outstanding orders. The Compliance Committee will not approve a trade in a security if that security (i) has been traded that day or (ii) is subject to any outstanding orders, unless the Compliance Committee is aware of such trades or outstanding orders and wishes to approve the trade. All trading approvals must be submitted to the Compliance Committee on the date of the proposed trade. A trading approval is effective for one business day only, unless explicitly provided for otherwise or extended in writing by the Compliance Committee. Advisory representatives therefore must effect trades by the close of business on the same day approval is received.

If any trade subject to a prohibition in this Code is approved, the Compliance Officer will document the reason that an exception to the Code was made. All Forms must be maintained in an easily accessible place for a period of not less than six years, the first two years in THB’s offices.

If the Firm enters an order for a security within 48 hours after an advisory representative has effected an approved trade, the Compliance Officer will discuss the trade with the advisory representative and document the advisory representative’s reason for making the trade. Depending on the circumstances, the Compliance Committee will determine whether they may, for example: (1) break the trade (a) if it appears the advisory representative may have had advance information concerning the Firm’s trade, or (b) to avoid appearance of impropriety; or (2) allow the trade if the circumstances justify such action. If this option is exercised, the Compliance Officer will write an explanatory memorandum to the Firm’s files.

The Compliance Committee shall have sole discretion in determining to apply a sanction set forth in Section J below.

4.	Transactions Exempt From Prior Notification

Prior notification is not required for any of the following Transactions:

1.	Purchases of securities under dividend reinvestment plans.
2.

Purchases of securities by an exercise of rights issued to the holders of a class of securities pro rata, to the extent those rights are issued with respect to securities of which you have beneficial ownership.

3.

Acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities of which you have beneficial ownership.

4.

Investment Transactions in Exchange Traded Funds (“ETFs”), such as the Nasdaq-100 Index Tracking Stock (QQQ), SPDR Trust (SPY) or DIAMONDS and other ETF’s as determined from time to time by the Compliance Officer and the Principals to have sufficient liquidity as not to present the type of conflict that this policy is designed to protect against.

H.	Reporting Requirements

Every advisory representative must arrange for the Compliance Officer to receive a duplicate confirmation of every Personal Securities Transaction directly from any applicable broker, dealer, bank, or other financial institution. Each quarter, the Compliance Officer shall compare the confirmations with the Form (see Exhibit B) to ensure that approval was obtained for all Personal Securities Transactions. If an approval is absent, the Compliance Officer shall require the advisory representative to complete the Form immediately and shall conduct the same review of the transaction as described in Section G above.

Additionally, every advisory representative must submit a Quarterly Certification Form (attached as Exhibit C) with the Compliance Officer within 10 calendar days after the end of each calendar quarter. The Quarterly Certification Form will require every advisory representative to represent that he or she has reported all Personal Securities Transactions to the Compliance Officer, or that he or she did not engage in any such transactions during the quarter. The Compliance Officer shall have sole discretion concerning what action to take, if any, in response to an advisory representative’s failure to report a Personal Securities Transaction.

Further, portfolio managers must complete Part II of the Quarterly Certification Form requiring a representation as to whether the portfolio manager has purchased a security that any THB portfolio manager had considered, but determined not to buy, for a client’s account. In the case of an affirmative representation, the Compliance Officer shall conduct a review of the circumstances and shall have sole discretion concerning what action to take, if any, in response to any transaction that conflicts with clients’ best interests. The Compliance Officer shall maintain a record of the resolution of any affirmative responses to the representation in Section B of the Quarterly Certification Form.

All confirmations, Quarterly Certification Forms and other records of personal trading issues must be maintained in an easily accessible place for a period of not less than six years, the first two years in THB’s offices.

I.	Disclosure of Personal Holdings

All Access persons shall disclose to the Chief Compliance Officer:

(a)

all personal securities holdings (including securities acquired before the person became an Access person and securities in any account over which the Access person has no direct or indirect influence or control, but does retain a beneficial interest) within ten (10) days upon the later of commencement of employment.

(b)	The name of any broker, dealer or bank with whom the Access person maintains an account in which any securities were held for the direct or indirect benefit of the Access person must also be reported.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, secondary market tax-exempt securities, ETF’s, ishares, Index Funds or equivalents, high quality short-term debt instruments and registered open-end investment companies, except Firm managed Funds, are not disclosable holdings.

In addition to reporting securities holdings, every Access person shall certify in their initial report that:

(a)	they have received, read and understand the Code of Ethics and recognize that they are subject thereto; and
(b)

they have no knowledge of the existence of any personal conflict of interest relationship which may involve a Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Portfolio.

1.	Annual Certification of Compliance with Code of Ethics

All Access persons shall disclose to the Chief Compliance Officer all personal securities holdings on an annual basis. Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, secondary market tax-exempt securities, ETF’s, ishares, Index Funds or equivalents, high quality short-term debt instruments and registered open-end investment companies, except Firm managed Funds, are not disclosable holdings. Access persons need to report holdings in any account over which the Access person has direct or indirect influence or control.

In addition to reporting securities holdings, every Access person shall certify annually that:

(a)	they have read and understand the Code of Ethics and recognize that they are subject thereto;
(b)

they have complied with the requirements of the Code of Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(c)	they have not disclosed pending "buy" or "sell" orders for a Portfolio to any employees of any other Management Company and
(d)

they have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Portfolio.

This annual report shall be made on the form attached as Annual Report of Access person (Exhibit D) and shall be delivered to the Review Officer.

J.	Post-Trade Monitoring

The Compliance Officer shall cross-reference the confirmation received with respect to the applicable securities transaction for which a trading approval was given. Copies of all duplicate confirmations and statements and Buy or Sell Orders for Employee’s Personal Account (with trading approvals), as well as other records and reports pursuant to the Policy, shall be kept by the Firm for each advisory representative. The Compliance Officer shall review such records at least annually.

K.	Sanctions

The Compliance Committee shall review violations of the Code and may impose such sanctions they deem appropriate, including a letter of censure or a suspension or termination of employment. With respect to Personal Securities Transactions that violate this Code, an advisory representative can be required to immediately sell the security and to pay any profits from the transaction to a savings accounts maintained by THB for the purpose of charitable donations. Violations of the insider trading prohibitions that appear intentional and egregious may be referred to the appropriate regulatory authorities.

L.	Other Conflicts of Interest

Advisory representatives should not seek, accept or offer any gifts or favors of material value or any preferential treatment in dealings with any broker/dealer, portfolio company, financial institution or any other organization with whom we transact business. See also Section M, “Other Transactions.” Participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the advisory representative’s protection and that of the firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the firm, and whenever possible, prior approval should be sought from the Compliance Officer. Any question as to the propriety of such situations should be discussed with the Compliance Officer.

Advisory representatives should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

1.            Information acquired in connection with employment with our organization may not be used in any way which might be contrary to or in competition with the interests of clients.

2.            Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

3.            All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the Compliance Officer prior to acceptance of any such position.

4.            No advisory representative, other than one exercising discretionary authority over client funds, shall advise clients to purchase, hold or sell stock or other securities. No advisory representative having discretionary authority over clients’ fund shall exercise such discretion to invest such funds in securities issued by the firm’s parent or in that of other affiliates.

M.	Other Transactions

No advisory representative shall participate on behalf of the firm (or any division), or any client of the firm, or on such advisory representative’s own behalf in any of the following transactions:

1.	Use of firm funds for political purposes;

2.            Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;

3.            Payments to governmental officials or advisory representatives other than in the ordinary course of business for legal purposes (e.g., payment of taxes);

4.            Use of the funds or assets of the firm or any subsidiary of the firm for any unlawful or improper purpose; and

5.            Use of any device, scheme, artifice, or practice which operates, or is intended to operate, as a fraud or deceit upon the firm or any client of the firm.

Whether a violation of any of these rules has occurred shall be determined by the firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

N.	Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all “advisory affiliates.” The term “advisory affiliates” includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current advisory representatives except those performing only clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information which must be reported to the SEC.

All advisory affiliates are required to provide full information to the Firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Compliance Officer.

Appendix I

List of Advisory Representatives

1.	The Boulderwood Company, L.P.: The advisory representatives for The Boulderwood Company, L.P. are:

Richard A. Hortsmann

Christopher Cuesta

Brian Bassett

2.	Drachten, L.P.: The advisory representative for Drachten, L.P. is:

Alexander Thomson

Brian Bassett

3.	THB, Inc.: The advisory representatives for THB, Inc. are:

Alexander Thomson
Richard A. Horstmann
William Bryant
John G. Bennett
Chad Nelson
James Kennedy
Brian Bassett
Christopher Cuesta
Susan Alberty
Kristin Braico
Amy B. Donenko
Candice Ericson
Rachel Scialla
Linda Tirone
Glenn Burrell

EXHIBIT A

Compliance Officer

The Firm has designated James Kennedy to serve as its Compliance Officer until further notice. In his absence, Alexander Thomson, Richard Horstmann, William Bryant, John Bennett or Chad Nelson (all officer’s of THB) can act in that capacity.

EXHIBIT B

Personal Securities Transaction Pre-clearance Form

I hereby request pre-clearance of the securities listed below. You do not need to preclear transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies (mutual funds).

Advisory representative

Date of Trade/Buy or Sell

Company (Symbol)

Shares

Price

Broker

Account

My signature below attests that in placing this order I am not seeking to capitalize upon or take personal advantage of any investment recommendations, decisions or programs of Thomson, Horstmann & Bryant, Inc., and to the best of my knowledge and belief, the execution of this order will not have an adverse effect on any account managed by Thomson, Horstmann & Bryant, Inc. I have not received what might be material non-public information on this stock.

Compliance Review	Reviewer	Date
Approval
Compared to Confirmation

Comments:

EXHIBIT C

Quarterly Certification Form

For Quarter Ended

Part I. To Be Completed By All Advisory Representatives

A.	In addition to the transactions disclosed in the attached confirmations, I have engaged in the following Personal Securities Transactions during the calendar quarter just completed:

☐	None

Date of Transaction	Number of Shares, Title, Interest Rate, Maturity Date, or Principal Amount	Buy/Sell/Other (Describe)	Price	Broker/Dealer/Bank
1.
2.
3.

B.	During the calendar quarter just completed, I established accounts in which securities were held other than the accounts listed on the attached sheet.

☐	None

Name, Address and Telephone Number of Broker, Dealer, or Bank	Date Account Established
1.
2.
3.

Signature	Date

Part II. To Be Completed Only By Portfolio Managers

I have engaged in a Personal Securities Transaction in a security that a portfolio manager had considered, but determined not to buy, for a client’s account.

☐	Yes	☐	No

Signature	Date

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of Thomson Horstmann & Bryant, Inc.’s Policies and Procedures and certifies that the undersigned has read the same and agrees to abide by it. The undersigned hereby certifies that he or she is not aware of any violations of Thomson Horstmann & Bryant, Inc.’s Policies and Procedures, has never been found civilly liable for, or criminally guilty of, insider trading and that no legal proceedings alleging insider trading are now pending or, to the knowledge of the undersigned, threatened by any person or authority. The undersigned undertakes to give the Compliance Officer prompt notice of any such proceedings which may be filed or threatened in the future.

Date:
(Signature)

Position:
(Print Name)

EXHIBIT D

ANNUAL REPORT OF ACCESS PERSONS

1.	I hereby acknowledge that I have read and understand the Code of Ethics for THB, Inc. (the "Code").
2.	I hereby certify that, during the year ended __________ I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.
3.

I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve THB, such as any economic relationship between my transactions and securities held or to be acquired by THB for any of its portfolios.

4.

As of _____________, I had a direct or indirect beneficial ownership in the securities attached. You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies (mutual funds).